Exhibit 10.29

[*****] Indicates text has been omitted from this Exhibit pursuant to a confidential treatment request and has been filed separately with the Securities and Exchange Commission.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”) is made effective as of the last date of signature below (the “Effective Date”), by and between SolarWinds.Net, an Oklahoma corporation having its principal place of business at 300 West 6th Street 19th Floor, Austin Texas, 78701 USA (“CLIENT”), and Softserve, Inc., a Delaware corporation, having its principal place of business at 470 Totten Pond Road, Waltham, Massachusetts 02451-1997 USA (“SOFTSERVE”).

Preliminary Statement

CLIENT desires to obtain from SOFTSERVE software development and maintenance services and SOFTSERVE agrees to provide these services for CLIENT, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, CLIENT and SOFTSERVE agree as follows:

1. Agreement to Provide Services.

(a) CLIENT hereby retains SOFTSERVE to perform during the term of this Agreement, services to design, develop, test (QA) and maintain software in accordance with the specifications, a summary of which is described in an Appendix A attached hereto and incorporated herein by this reference (the “Scope of Work). SOFTSERVE agrees to perform said services in accordance with the Scope of Work, subject to the terms and conditions contained herein. The term of a Scope of Work shall cover the period of time described in the Scope of Work for the performance of all of the work to be performed hereunder. The term for each Scope of Work shall be contained in the applicable appendix.

(b) Concurrent with the execution and delivery of this Agreement, CLIENT and SOFTSERVE agree to initial the first Scope of Work as set forth in Appendix A (originated by CLIENT), which shall be retained by SOFTSERVE (and a copy thereof shall be retained by CLIENT) and is incorporated herein by this reference and made a part hereof.

(c) In addition and not by way of limitation to the services described above, SOFTSERVE shall: (i) develop Client’s products and maintain them in accordance with specifications and approved coding conventions from time to time provided by CLIENT to SOFTSERVE; (ii) keep CLIENT informed about on-going activities and deliveries; (iii) no later than each Tuesday during the term, send to Client a weekly status report containing a description of all activities completed during the prior week and a description of the time expended by SOFTSERVE in connection with such services; and (iv) provide a weekly delivery of source code, together with a script that can be run to prove that all code can actually be compiled and properly executed.

(d) To the extent that a Scope of Work requires SOFTSERVE to provide any Deliverables to CLIENT, SOFTSERVE shall deliver to CLIENT the Deliverables in accordance with the SCOPE OF WORK and any acceptance process described in such Scope of Work. If the Scope of Work does not contain an acceptance procedure, then the following acceptance procedure in this Section will apply: Upon delivery of a Deliverable to CLIENT in accordance with a SCOPE OF WORK, CLIENT shall have 30 days (unless both parties mutually agree to an extension of this time to facilitate longer acceptance testing, approval of such extension of time not to be unreasonably withheld) to either accept or reject a Deliverable. If CLIENT accepts the Deliverable, CLIENT shall provide a written acceptance of such Deliverable to SOFTSERVE. If CLIENT rejects the Deliverable, CLIENT shall provide, at the time of rejection, a written statement to SOFTSERVE that identifies in reasonable detail the deficiencies of such Deliverable. If CLIENT provides SOFTSERVE a notice of rejection for any Deliverable, SOFTSERVE shall modify such rejected Deliverable to correct the relevant deficiencies set forth in CLIENT’s written notice of rejection and shall redeliver such Deliverable to CLIENT within ten (10) business days after SOFTSERVE’s receipt of such notice of rejection, unless otherwise agreed in writing by the parties. Thereafter, the parties shall repeat the process set forth in this Section until SOFTSERVE’s receipt of CLIENT’s written acceptance of such corrected Deliverable (each such CLIENT’s written acceptance of each Deliverable referred to as “Deliverable Acceptance”).

2. Changes to Specifications. (a) Material changes to requirements contained in the Scope of Work that occur during the term shall be estimated separately. Any new requirements to specifications and changes to the costs thereof contained in the Scope of Work shall require the signatures of the authorized representative of the parties hereto prior to commencement of services relating thereto.

(b) A separate estimate and approval process shall not be required when the Client and SOFTSERVE reasonably agree that new functionality replaces previously defined functionality (not yet implemented) and the changes will not adversely impact delivery schedules.

(c) Either party may request changes to a Scope of Work by preparing and submitting a written proposal (“Change Authorization”), which sets forth any modifications needed to complete the applicable Scope of Work, including changes to the specifications, charges, assumptions, scope, scheduling or other terms. An executed Change Authorization or other written agreement approved and signed by both parties is the only means of modifying a Scope of Work. When both parties sign the Change Authorization, the change will become a part of the Scope of Work as of the date of the last signature. The most recent Change Authorization will modify and take precedence over any inconsistent terms of either the Scope of Work or any previous Change Authorizations. Neither party is obligated to execute a Change Authorization but both parties agree to use reasonable commercial efforts to address and resolve any requests for Change Authorizations.

(d) In particular, if CLIENT seeks to make a Change Authorization to (i) amend, modify or change the services and/or deliverables specified in a Scope of Work or (ii) change the way such services are billed pursuant to a Scope of Work (i.e. Time and Material, or Fixed Price basis), CLIENT will pursue a Change Authorization subject to compliance with the following procedures:

(i) Submission of Request. CLIENT will submit all Change Authorization Requests in writing to SOFTSERVE (hereinafter “Change Request”).

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(ii) SOFTSERVE Response. SOFTSERVE will evaluate each Change Request within ten (10) business days following SOFTSERVE’s receipt of the Change Request. If SOFTSERVE determines in good faith based on its commercially reasonable judgment that it cannot accept the Change Request, SOFTSERVE will provide a written response to CLIENT within ten (10) business days of such determination. If SOFTSERVE determines in good faith based on its commercially reasonable judgment that CLIENT’S Change Request is acceptable, SOFTSERVE will provide CLIENT a written Change Authorization Request Proposal (“Change Request Proposal”) in the form of either an addendum to the related Scope of Work and/or a new Scope of Work, as appropriate. The Change Request Proposal will include, but not be limited to, a statement of the availability of SOFTSERVE’s personnel and resources and the cost and schedule impact, if any. If CLIENT elects to authorize SOFTSERVE’s Change Request Proposal, CLIENT will, as soon as possible, but not later than ten (10) business days after receipt of the Change Request Proposal, return a duly signed copy of the Change Request Proposal to SOFTSERVE. Change Request Proposal evaluation and drafting time will be charged/billed by SOFTSERVE upon the same rates and terms as are in effect under the current/applicable Scope of Work (and any Appendix thereto) to which the Change Request Proposal shall apply

(iii) Performance. Upon receipt of the signed original unaltered Change Request Proposal, SOFTSERVE will commence performance in accordance with such Change Request Proposal, which will be deemed to be an addendum to the related Scope of Work and/or a new Scope of Work, as the case may be.

3. Pricing and Payment Terms. (a) Subject to the terms and provisions contained herein, CLIENT agrees to pay SOFTSERVE at the rate determined for each Scope of Work, as contained in the applicable Appendix.

(b) The rate described in the immediately preceding paragraph does not include any expenses for development tools exceeding US$[*****] per developer or other software required by projects described in the Scope of Work. It is anticipated that there will be an extra charge for special hardware needed for a project, and any such additional costs will be discussed and negotiated in advance for every specific case and will not be owed by CLIENT unless approved in writing by CLIENT prior to the expenditure being incurred.

(c) As activities under the Scope of Work are completed, SOFTSERVE shall bill CLIENT on the first of each month. Payment for all such non-disputed billings shall be due and payable within thirty (30) days after the invoice is received. If all or any part of an undisputed billing is not paid within thirty (30) days after the invoice is received, SOFTSERVE will provide CLIENT with written notice of such failure; then if the undisputed billing is not paid within fifteen (15) days of receipt of such notice, Softserve shall have the right to terminate the Agreement. Notwithstanding the foregoing, SOFTSERVE will deliver to CLIENT all work for which CLIENT has paid SOFTSERVE.

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(d) Whenever Client disputes an invoice, Client shall deliver notice to SOFTSERVE within thirty (30) days after receipt of an invoice of the reason(s) why payment of said invoice is in dispute. Said notice shall include sufficient detail as to provide SOFTSERVE with all information required to mitigate against any loss that may result to CLIENT or SOFTSERVE. In the event only part of an invoice is in dispute, CLIENT shall pay the remainder of the undisputed or contested invoice in accordance with the payment terms described hereinabove. Upon resolution of any disputed invoice, CLIENT shall pay the amount agreed to by the parties within five (5) business days after resolution of the disputed or contested invoice (but in no event is such payment due earlier than as otherwise required hereunder for any invoiced amount).

(e) All fees are exclusive of all state and local sales or equivalent taxes now in force or enacted in the future. CLIENT agrees to pay or reimburse SOFTSERVE for all federal, state, dominion, provincial or local sales and value added taxes arising out of this Agreement or the transaction contemplated by this Agreement in any jurisdiction. If such taxes are applicable, and if paid by SOFTSERVE, CLIENT will be invoiced as a separate line item on the invoice for those amount(s) that SOFTSERVE may be required to pay. If a certificate of exemption or similar document is to be provided by CLIENT in order to exempt the sale from tax liability, CLIENT will obtain and provide an acceptable certificate to SOFTSERVE and the taxing authority. Each party shall be responsible for payment of all income or equivalent taxes based upon that party’s net income.

4. Proprietary Rights. (a) SOFTSERVE acknowledges CLIENT’S ownership to intellectual property rights and to all proprietary software products used in connection with the fulfillment of this Agreement, including related documentation, reports and software as well as all related materials and confidential customer information.

(b) The software program developed hereunder, its source code and any other material which constitutes part of its design and which may be necessary for its future development, developed hereunder shall constitute a work made for hire within the meaning of Title 17 of the United States Code and shall be owned by CLIENT.

(c) Ownership of all subsequently developed enhancements including intellectual property rights generated by CLIENT in or with respect to software in the course of or arising from this Agreement shall vest in CLIENT. Each party shall do acts and things as the other party may reasonably require for the purpose of preserving or perfecting such intellectual property rights and title therein.

(d) SOFTSERVE shall notify CLIENT of any infringement or unauthorized use of any software and software derivative product owned by CLIENT of which it becomes aware, and shall cooperate fully to take all actions necessary to terminate such infringing or unauthorized use.

(e) SOFTSERVE has developed certain software products independent of this Agreement, together with all rights, know-how, processes, data, compositions, applications, technology, inventions, programs, code, materials, improvements, variations, trade secrets, trademarks and service marks relating to the software products whether now owned or developed in the future by SOFTSERVE (“Software Products”), that enable SOFTSERVE to more efficiently

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provide the services described herein and comparable services in the software development markets. It is the intention of the parties hereto that SOFTSERVE retain all right, title and interest in and to the Software Products and intellectual property embodied therein and, to the extent SOFTSERVE believes it may need to incorporate some or all of the Software Products into any deliverable, SOFTSERVE shall notify CLIENT prior to incorporating any Software Products.

5. Term and Termination

(a) Term. This Agreement will become effective as of the Effective Date and will remain in effect until all services have been completed or terminated as provided herein.

(b) Termination.

(i) CLIENT may terminate this Agreement by providing SOFTSERVE with at least sixty (60) days written notice. SOFTSERVE may terminate this Agreement on sixty (60) days written notice provided that no Scope of Work is then in effect.

(ii) Either party may terminate this Agreement and/or a Scope of Work, immediately upon notice to the other party, if the other party breaches any material obligation under this Agreement, and such party fails to cure the breach to the notifying party’s satisfaction within thirty (30) days after written notice to cure.

(c) Effect of Termination. Upon such termination all rights and duties of the parties toward each other shall cease except that Client shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Softserve for Services completed prior to the termination date in accordance with the provisions of Section 1 and 3 hereof.

6. Confidentiality and Nondisclosure. SOFTSERVE and CLIENT recognize that all materials provided by CLIENT and SOFTSERVE to the other shall contain confidential or proprietary information, embody substantial creative efforts or contain valuable trade secrets (“Confidential Information”).

SOFTSERVE and CLIENT agree:

(a)	Not to disclose any Confidential Information, in whole or in part, either directly or indirectly, to any third party without the prior written consent of the other.

(b)	To make no commercial use of any Confidential Information, in whole or in part, without the prior written consent of the other.

(c)	Not to assist any third party in making commercial use of any Confidential Information, in whole or in part, without prior written consent of the other.

(d)	To insure that SOFTSERVE and CLIENT employees, agents and subcontractors are all given access to any Confidential Information received from the other party only on a need-to-know basis for the purpose of this Agreement and shall be made aware of the requirements of confidentiality set forth in this Agreement.

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(e)	The obligations set forth in this section shall not apply to the extent that the other party’s Confidential Information is required to be disclosed by law, subpoena, court order or other governmental authority; provided, however, that the disclosing party shall (i) deliver prompt written notice of such requirement so that the other party may seek a protective order or other appropriate relief; and (ii) shall disclose only that information required to be disclosed by law, subpoena, court order or other governmental authority.

7. Rights in Data and Works. Neither SOFTSERVE nor its personnel shall acquire any rights in confidential information or materials of CLIENT, or the goodwill, trademarks, patents, copyrights or other proprietary property of Client relating to Client’s business.

8. Safeguard of Data. All data provided by CLIENT to SOFTSERVE, or that is submitted by SOFTSERVE to CLIENT related to CLIENT’S business, pursuant to this Agreement shall be Confidential Information and shall be safeguarded to the extent that SOFTSERVE or CLIENT safeguards data relating to its own business. Proprietary and/or confidential information does not include any of the following, for which neither SOFTSERVE nor CLIENT shall bear any responsibility for its disclosure, inadvertent or otherwise:

(a)	Information that at the time of disclosure is generally available to the public;

(b)	Information that after disclosure becomes generally available to the public by publication, or otherwise, through no breach of this Agreement;

(c)	Information that was in the possession of SOFTSERVE prior to disclosure by Client, which information was not acquired directly or indirectly from CLIENT;

(d)	Information as may be authorized by CLIENT to be disclosed.

9. Trade Secrets. The parties hereto agree to hold in strictest confidence any information and material which is related to either party’s business and is identified as proprietary and confidential by either party in connection with the transactions contemplated by this Agreement. Each party agrees not to make use of such proprietary and confidential information and material other than in the performance of its obligations under this Agreement. Proprietary and confidential information includes information related to research, development, pricing, trade secrets, customer lists, salaries or business affairs of the parties to this Agreement. The parties’ obligations of confidentiality under this Agreement shall survive termination of this Agreement. In the event either party shall breach the terms of this paragraph 9, the other party shall be entitled to seek injunctive relief.

10. Independent Contractor. SOFTSERVE’S relationship with Client is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, agency, joint venture or employment relationship.

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11. Solicitation of Employees. For the period beginning with the date of this Agreement and continuing for three years following termination of this Agreement:

(a) CLIENT shall not make any offers of employment, employ, contract or otherwise engage the services of, or solicit business from, or otherwise retain SOFTSERVE’s employees or persons who were employees of SOFTSERVE during the Term.

For the meaning of this article 11(a) SOFTSERVE’s employees shall also mean SOFTSERVE’s agents and their employees, SOFTSERVE’s contractors and their employees.

(b) SOFTSERVE shall not make any offers of employment, employ, contract or otherwise engage the services of, or solicit business from, or otherwise retain CLIENT’S employees or persons who were employees of CLIENT during the Term.

12. CLIENT’s Obligations. CLIENT acknowledges that the completion of various parts of the deliverables under this Agreement, Scope of Work, Change Order, etc. may depend on and require CLIENT’s commitment of certain resources as mutually agreed to by the Parties. Client agrees to provide such resources and to timely complete and fulfill its required actions in order for SOFTSERVE to be able to fully comply with its obligations under this Agreement unless CLIENT has a commercially reasonable basis for failing to provide the resources. In the event that CLIENT fails to provide such resources, CLIENT may not retain payments as a result of its failure to provide such resources and/or use such failure as the sole basis for an allegation of breach of contract against Softserve.

13. Force Majeure. No liability shall result from the non-performance of any obligation under this Agreement caused by circumstances beyond the control of the non-performing party including, without limitation, natural catastrophes, extreme weather conditions, fire, war, strikes, hostilities, civil unrest, governmental interference, and embargoes (collectively, “Force Majeure”) for that period commencing from the time at which notice of the existence of the Force Majeure is given by the non-performing party and terminating when the Force Majeure has ended or would have ended had the non-performing party taken those steps which it could reasonably have been expected to take to overcome the Force Majeure provided it could be overcome. The Force Majeure shall automatically extend the period for performing the obligation under this Agreement of the non-performing party. If a Force Majeure continues for more than 3 (three) months, either party may terminate this Agreement as to the Scope of Work relating to software development not yet delivered.

14. Publicity. Neither party will disclose the terms of this Agreement or issue a public statement or press release about this Agreement without the other party’s prior written consent.

15. Limitation of Liability. Under no circumstances shall SOFTSERVE have any liability for any claim arising from or relating to this Agreement in excess of the amount paid to SOFTSERVE by CLIENT pursuant to this Agreement. The amount paid does not pertain to those deliverables that have been accepted and approved by CLIENT. Neither party hereto shall have any liability for consequential, incidental, special, or indirect damages (including, without limitation, loss of profit and business opportunities) regardless of whether the party has been advised, or is aware, of the possibility of such damages.

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16. Loss Mitigation. As a material provision of this Agreement, the parties hereto agree to act in a manner that will serve to mitigate any and all losses that may be incurred by the other party through the timely communication of any and all issues that may arise during the performance of services under this Agreement.

17. Non-Exclusive Engagement. SOFTSERVE reserves the right to offer services of any kind or nature whatsoever to any person or entity as SOFTSERVE in its sole discretion, deems appropriate. CLIENT acknowledges that this is a non-exclusive agreement, and CLIENT is aware that SOFTSERVE markets its services to other clients. No provision of this Agreement shall be construed as limiting or prohibiting SOFTSERVE’s performing similar services for any other client.

18. Mediation and Arbitration. In the event of a dispute between the parties arising from or relating to this Agreement, including, without limitation, construction, interpretation, implementation, or enforcement of this Agreement or the performance or breach of any provision in this Agreement, the parties shall meet and confer in good faith to resolve such dispute. In the event such efforts do not resolve the dispute within fifteen (15) days from the date the dispute arises, either party may demand arbitration by the American Arbitration Association, before one arbitrator, under its then existing Commercial Arbitration Rules, such arbitration to be final, conclusive, and binding. Judgment on the award rendered by the arbitrator may be entered by any court having proper jurisdiction. The arbitrator shall base his/her award on the terms of this Agreement, and he/she will follow relevant and applicable law and judicial precedents. The arbitrator shall render the award in writing and, unless both parties agree otherwise, shall include an explanation of the reasons for his/her award, the findings of fact and conclusions of law upon which his/her award is based. Notwithstanding the foregoing, any party may seek or assert entitlement to injunctive relief or specific performance in court as an initial matter and shall have no prior obligation to establish in arbitration the entitlement to injunctive relief or specific performance. The arbitration would take place in the State of Delaware.

19. Survival. Sections 3, 4, 5c, 6, 7, 11, 14, 15, 17, and 18 through 29 will survive termination of this Agreement.

20. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or by overnight courier, addressed as follows:

(a)	If to CLIENT:

SolarWinds.Net

300 West 6th Street

19th Floor

Austin, Texas 78701

USA

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(b)	If to SOFTSERVE:

Softserve, Inc.

470 Totten Pond Road

Waltham, MA 02451-1997

With a copy to:

Markian B. Silecky

THE SILECKY FIRM

89 Headquarters Plaza

North Tower, 14th Floor - #1457

Morristown, NJ 07960-6834

Any party hereto may specify in writing a different address for such purposes by notice to the other party. Notices shall be deemed to have been delivered upon the earlier of actual receipt or the second business day following the day notice is given by overnight courier.

21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

22. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any laws of conflicts, and is executed and delivered by the parties hereto in the State of Delaware.

23. Severability. If any term or condition of this Agreement should be held invalid in any respect by a court, arbitrator or tribunal of competent jurisdiction, such invalidity shall not affect the validity of any other term or condition hereof. The parties hereto acknowledge that they would have executed this Agreement with any such invalid term or condition excluded.

24. Counterparts. This Agreement may be originally executed and amended or modified by facsimile, by signatures attached to electronic communications, and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same Agreement.

25. Entire Agreement. This Agreement supersedes any and all prior agreements between the parties regarding the subject matter hereof. This Agreement may be amended or modified from time to time, including the amendment or modification of one or more work schedules or change orders to the Scope of Work; provided, however, no amendment, modification or waiver of any provision of this Agreement, including, without limitation, any work schedule or change order to the Scope of Work, shall be effective unless it is in writing and signed by all parties to this Agreement.

26. Headings. The headings set forth in this Agreement are for convenience only and do not qualify or affect the terms or conditions hereof.

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27. Preliminary Statement. The Preliminary Statement is incorporated herein by this reference and made a part hereof.

28. Attorneys’ Fees. In the event of any dispute hereunder, the prevailing party shall be entitled to recover, in addition to any and all other remedies, which shall be cumulative, the reasonable attorneys’ fees, expenses, and costs which it incurs as a result thereof.

29. Construction. This Agreement shall not be construed more strictly against any party hereto by virtue of the fact that the Agreement may have been drafted or prepared by such party or its counsel, it being recognized that all of the parties hereto have contributed substantially and materially to its preparation and that this Agreement has been the subject of and is the product of negotiations between the parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as the day and year first above written,

By:	/s/ Douglas G. Hibberd	By:	/s/ Jazas Vezvega

	Douglas G. Hibberd		Jazas Vezvega

Title:	Vice President	Title:	Vice President

Date:	10/11/06	Date:	10/12/06

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Appendix A

(pursuant to the Master Services Agreement executed on 11 October, 2006)

Scope of Work:

Softserve shall develop a test plan for the Orion 8 product release, and then use this plan to conduct testing of each test build of the Orion 8 product.

This project will include the following tasks and deliverables:

1.	Install the current Orion v7 release and review the documentation

2.	Create a suite of test cases based upon the Orion v8 Test plan spreadsheet previously provided to SoftServe

3.	Compare the test cases with the installed Orion v7 documentation and where practical add additional test cases to improve test coverage

4.	Update the test plan and documents based on the actual Orion v8 release and documentation as soon as it is available

5.	As test builds of the Orion v8 product are made available, the SoftServe dedicated development team shall install and test each build in accordance with the test plan and log issues in the SolarWinds issue tracking system.

The term of this Scope of Work will be twelve (12) months, beginning on October 1st 2006 and ending on September 30th 2007. At the end of the then current term of this Scope of Work the term shall automatically continue for an additional term of 12 months, unless either party gives the other 30 days written notice prior to end of the then current term of its intention to terminate the services of SOFTSERVE under this Scope of Work.

Rates:

•	US $[*****] per QA Lead per month (approximately 160 hours)

•	US $[*****] per QA Tester per month (approximately 160 hours)

In the event SoftServe employees work less than 160 hours per month, billing will be prorated at $[*****] per hour.

It is agreed that SoftServe shall provide the CLIENT a dedicated development team consisting of initially 3 members, 1 QA Lead and 2 QA testers. Additional developers who are not members of the dedicated team will be billed at US $[*****] per hour.

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When travel to a CLIENT location is required, CLIENT will reimburse all reasonable travel related expenses for dedicated team such as necessary airfare, transportations, travel insurance, visa costs, per diem and lodging.

Client should be aware that according to Ukrainian law, SoftServe employees do not work on the following official Ukrainian holidays: New Year, Christmas, Woman Day, Easter, Workers Day (2 days), Victory Day, Constitution Day, Whitsunday (SoftServe Day), Independence Day.

CLIENT will cover one week of paid vacation for every six months worked on the CLIENT project to SoftServe employees that are on the CLIENT development team.

Overwork: CLIENT and SOFTSERVE understand that due to the nature of services, it may be necessary for SOFTSERVE developers to work overtime on an occasional basis. The decision to work overtime has to be mutually agreed upon and approved by CLIENT.

At mutually agreed upon decision overwork will be either billed at double rate (prorated hourly rate) or will be compensated by a day off. If Parties agree to a day off remuneration it shall be given on the basis one day off per 4 hours of overwork.

“Overwork” means work over 8 hours per day as well as work on weekends (Saturday, Sunday) and holidays.

The foregoing is agreed upon as of the 1st of October, 2006.

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